EXHIBIT NO. 11

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                            GRACO INC. AND SUBSIDIARIES

                    COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                    (Unaudited)

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                                                Thirteen Weeks Ended
                                          April 1, 1994   March 26, 1993
                                      (In thousands except per share amounts)
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Net earnings applicable to common stock:

  Net earnings                                   $1,836           $2,572

  Less dividends on preferred stock                  19               19

                                                 $1,817           $2,553


Average number of common and common
  equivalent shares outstanding:

  Average number of common
    shares outstanding                           11,515           11,350

  Dilutive effect of stock options
    computed on the treasury stock                   65               56


                                                 11,580           11,406


Net earnings per common share
  and common equivalent share                     $0.16            $0.23



Primary and fully diluted earnings per share are substantially the same.
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